UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) October 31, 2005
PLASTIPAK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Michigan	333-73552	52-2186087

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)
41605 Ann Arbor Road, Plymouth, Michigan 48170

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (734) 455-3600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 9.01 Financial Statements and Exhibits.
EXHIBIT INDEX
Share Purchase Agreement, dated October 3, 2005

Item 2.01. Completion of Acquisition or Disposition of Assets.
     Plastipak Packaging, Inc., our primary operating subsidiary, completed the acquisition of all of the capital stock of LuxPET, A.G./S.A., a privately held company located in Bascharage, Luxembourg, on October 31, 2005 (the “LuxPET Acquisition”). The LuxPET Acquisition initially was described in our Form 8-K filed on October 5, 2005 following the signing of the stock purchase agreement. LuxPET serves the German, Benelux and French markets, and produces plastic preforms for the water, carbonated soft drink and beer markets.
     The selling shareholders of LuxPET were Schoeller Wavin Systems Closed Loop GmbH, May Pet Auslandsbeteiligung GmbH, Nimalux S.A. and Marc Jacobs. Mathieu Haels, the controlling shareholder of Nimalux S.A., and Marc Jacobs, who were the management shareholders of LuxPET prior to its acquisition, both remain as management employees of LuxPET following the closing of the acquisition.
     The preliminary purchase price for LuxPET was €46,433,052, which is subject to post-closing adjustment based on the results of an audit, as provided in the stock purchase agreement. The selling shareholders of LuxPET received €34,396,756 cash at closing, as €6,000,000 of the preliminary purchase price was placed in escrow to support the selling shareholders’ obligations for any post-closing adjustments to the preliminary purchase price and to support the selling shareholders’ indemnification obligations for one year following the closing date under the stock purchase agreement, and €6,036,296 was paid to Messrs. Haels and Jacobs in the form of five year subordinated promissory notes, which are secured by a letter of credit. We also assumed approximately €6,100,000 of LuxPET’s debt in the LuxPET Acquisition. In addition, Messrs. Haels and Jacobs are eligible to receive additional consideration for the sale of their shares of LuxPET pursuant to an Earn Out Agreement. The Earn Out Agreement provides that they will be entitled to receive additional purchase price in an aggregate amount of up to 9.2% of LuxPET’s actual EBITDA for each of the three years following closing. The additional purchase price will be paid only if annual minimum EBITDA targets are achieved.
     We funded the LuxPET Acquisition with cash on hand.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of the Business Acquired. Financial statements for the business acquired as described in Item 2.01 above will be filed by amendment to this report within 71 days of the filing hereof; provided that Plastipak’s obligations to file reports with the Commission under the indenture governing its 10.75% Senior Notes have not been suspended prior to such time.

(b)	Pro Forma Financial Information. Pro forma financial information reflecting the effect of the business acquired as described in Item 2.01 above will be filed by amendment to this report within 71 days of the filing hereof; provided that Plastipak’s obligations to file reports with the Commission under the indenture governing its 10.75% Senior Notes have not been suspended prior to such time.

(d)	Exhibits. The following Exhibit is filed herewith as part of this report:
2.1	Share Purchase Agreement dated October 3/4, 2005 regarding the sale and purchase of the entire stated capital of LuxPET A.G/S.A. Schedules and Exhibits to this agreement have not been filed because they do not contain information material to an investment decision which is not otherwise disclosed in this Report or in the Share Purchase Agreement, but Plastipak will provide supplementally a copy of any Schedule or Exhibit to the Commission upon its request.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Plastipak Holdings, Inc.
Dated: November 4, 2005	By:	/s/ Michael J. Plotzke
Michael J. Plotzke
Treasurer and Chief Financial Officer

EXHIBIT INDEX
2.1	Share Purchase Agreement dated October 3/4, 2005 regarding the sale and purchase of the entire stated capital of LuxPET A.G/S.A. Schedules and Exhibits to this agreement have not been filed because they do not contain information material to an investment decision which is not otherwise disclosed in this Report or in the Share Purchase Agreement, but Plastipak will provide supplementally a copy of any Schedule or Exhibit to the Commission upon its request.